UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C., 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DHX MEDIA LTD.

(Exact Name of Registrant as specified in its Charter)

Canada	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1478 Queen Street, Halifax, Nova Scotia, B3J 2H7, Canada Tel: (902) 423-0260

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be so Registered	Name of Exchange on Which Each Class is to be Registered
Common Voting Shares (no par value)	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This registration statement on Form 8-A is being filed to register the common voting shares, no par value (the “Common Voting Shares”), of DHX Media Ltd. (the “Registrant”), under Section 12(b) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in connection with the listing of the Common Voting Shares on the NASDAQ Global Select Market of The NASDAQ Stock Market LLC (“NASDAQ”). The Registrant previously registered its variable voting shares, no par value (the “Variable Voting Shares”, and, together with the Common Voting Shares, the “Shares”), under the 1934 Act with the filing of a registration statement on Form 40-F on May 28, 2015, as amended on June 17, 2015, and listed the Variable Voting Shares on NASDAQ under the symbol “DHXM”. The Common Voting Shares were traded on the Toronto Stock Exchange (the “TSX”) under the symbol “DHX.B” and the Variable Voting Shares were traded on the TSX under the symbol “DHX.A”. The Registrant has applied to the TSX and NASDAQ to trade the Variable Voting Shares and the Common Voting Shares together under a single trading symbol, with the Shares trading on the TSX under the symbol “DHX” and on NASDAQ under the symbol “DHXM”. The Registrant anticipates that the Shares will commence trading under a single ticker symbol on each of the TSX and NASDAQ on May 31, 2018.

Item 1. Description of Registrant’s Securities to be Registered.

Common Voting Shares

The Registrant hereby incorporates by reference the description of its Common Voting Shares to be registered hereunder set forth under the caption “Description of Capital Structure” in Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F as filed with the Securities and Exchange Commission (“Commission”) on September 27, 2017.

Constraints on Ownership

The description of the limitations under the Direction from the Governor in Council (i.e. Cabinet of the Canadian federal government) (the “Direction”) to the Canadian Radio-television and Telecommunications Commission pursuant to authority contained in the Broadcasting Act (Canada), as well as in the organizing documents of the Registrant, on the right of foreigners to hold or vote securities of the Registrant is set forth under the heading “Description of Capital Structure” in Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F as filed with the Commission, and is hereby incorporated by reference herein.

In addition, the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of “control” of the Registrant by a “non-Canadian”. The acquisition of less than a majority but one-third or more of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares. “Non-Canadian” for purposes of the Investment Canada Act generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

Exchange Controls

There are no Canadian governmental laws, decrees or regulations affecting the remittance of dividends, interest and other payments to nonresident holders of the Common Voting Shares.

Taxation

The Common Voting Shares may not be held by non-residents of Canada. If any Common Voting Shares are transferred to non-residents of Canada, such Common Voting Shares automatically convert to Variable Voting Shares, in accordance with their terms. As a result, there are no Canadian federal income tax considerations applicable to United States residents with respect to the Common Voting Shares.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate and Articles of Continuance of the Registrant dated April 25, 2006.

3.2	Articles of Amendment of the Registrant dated May 12, 2006.

3.3	Articles of Amendment of the Registrant dated October 6, 2014 (incorporated by reference to Exhibit 99.143 to the Registration Statement on Form 40-F filed by the Registrant with the Commission on May 28, 2015).

3.4	By-Laws of DHX Media Ltd. dated April 25, 2006, as amended September 30, 2014.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DHX MEDIA LTD.
(Registrant)

Dated: May 29, 2018	/s/ Mark Gosine
Name: Mark Gosine
Title: Executive Vice President, Legal Affairs, General Counsel and Corporate Secretary